EXHIBIT 3.02


                        AMENDMENT TO THE
               RESTATED ARTICLES OF INCORPORATION
                               OF
                 MERIDIAN INSURANCE GROUP, INC.

Effective May 14, 1997, Article IV, Sections 4.01 through 4.04 of the Restated Articles of Incorporation of Meridian Insurance
Group, Inc. shall read as follows:

Section 4.01. Number. The total number of shares which the Corporation has authority to issue shall be twenty million five hundred thousand (20,500,000) shares.

     Section 4.02. Classes. There shall be two (2) classes of shares of the Corporation, consisting of twenty million (20,000,000) shares of common stock (the "Common Shares"), and five hundred thousand (500,000) shares of preferred stock (the "Preferred Shares").

     Section 4.03. Voting Rights, Preferences, Limitations and Other Rights of Common Shares. Each holder of Common Shares shall be entitled one (1) vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Shares. All Common Shares shall have the same rights, preferences, limitations and other rights.

     Section 4.04. Voting Rights, Preferences, Limitations and Other Relative Rights of Preferred Shares. (a) The Preferred Shares may be issued from time to time in one or more series. The Board of Directors shall have the authority to determine and state the designation and the relative preferences, limitations, voting rights, if any, and other rights of each series of Preferred Shares by specifying such matters in an amendment to these Articles of Incorporation, which amendment may be adopted and become effective without further shareholder approval as provided by the Act. All Preferred Shares of the same series shall have the same relative preferences, limitations, voting rights, if any, and other rights.

     (b) Without limiting the generality of the foregoing, the Board of Directors shall have the authority to determine the following for each series of Preferred Shares:

          (i) The designation of such series, the number of shares which shall initially constitute such series and the stated value thereof;

          (ii) Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be special, conditional or limited or no voting rights except as required by law;


          (iii) The rate or rates and the time or times at which dividends and other distributions on the shares of such series shall be paid, the relationship or priority of such dividends or other distribution to those payable on Common Shares or to other series of Preferred Shares, and whether or not any such dividends shall be cumulative;

          (iv) The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative priorities, if any, to be accorded such payments in liquidation;

          (v) The terms and conditions upon which either the Corporation may exercise a right to redeem shares of such series or upon which the holder of such shares may exercise a right to require redemption of such shareholder's Preferred Shares, including any premiums or penalties applicable to exercise of such rights;

          (vi) Whether or not a sinking fund shall be created for the redemption of the shares of such series, and the terms and conditions of any such fund;

          (vii) Rights, if any, to convert any shares of such series, either into Common Shares or into other series of Preferred Shares and the prices, premiums or penalties, ratios and other terms applicable to any such conversion;

          (viii) Restrictions on acquisition, rights of first refusal or other limitations on transfer as may be applicable to such series, including any series intended to be offered to a special class or group; and

          (ix)  Any other relative rights, preferences,
     limitations, qualifications or restrictions on such series of Preferred Shares, including rights and remedies in the event of default in connection with dividends, other distributions or redemptions.